Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — APRIL 4, 2014

SKYLINE REPORTS RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS

Skyline’s net sales for the third quarter of fiscal year 2014 were $38,772,000 as compared to $36,986,000 in the third quarter of fiscal 2013. For the first nine months of fiscal 2014, net sales were $134,029,000 as compared to $128,742,000 in the first nine months of fiscal 2013.

Net sales for Skyline’s housing segment were $27,641,000 in the third quarter of fiscal 2014 as compared to $22,114,000 in the third quarter of fiscal 2013. For the first nine months of fiscal 2014, net sales were $102,235,000 as compared to $81,571,000 in the first nine months of fiscal 2013.

Net sales for Skyline’s recreational vehicle segment were $11,131,000 in fiscal 2014’s third quarter as compared to $14,872,000 for the third quarter of fiscal 2013. For the first nine months of fiscal 2014, net sales were $31,794,000 as compared to $47,171,000 for the same period a year ago.

Skyline reported a net loss of $5,712,000 in the third quarter of fiscal 2014 as compared to a net loss of $5,365,000 in the third quarter of fiscal 2013. On a per share basis, net loss was $.68 as compared to a net loss of $.64 for the same period a year ago. For the first nine months of fiscal 2014, net loss was $9,304,000 compared to a net loss of $10,558,000 for a year ago. Net loss per share was $1.11 as compared to a net loss per share of $1.26 for the same period a year ago. Included in current year’s pretax loss was a gain on the sale of idle property, plant and equipment of $300,000 and $462,000 for the third quarter and first nine months, respectively. Likewise, prior year’s pretax loss for the first nine months included a $1,411,000 gain on the sale of idle property, plant and equipment.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended February 28, (Unaudited)			Nine Months Ended February 28, (Unaudited)
	2014		2013	2014		2013
Net sales	$38,772		$36,986	$134,029		$128,742

Loss before income taxes	(5,712	)(A)	(5,365)	(9,304	)(B)	(10,558	)(C)
Benefit from income taxes	—		—	—		—

Net loss	$(5,712)		$(5,365)	$(9,304)		$(10,558)

Basic loss per share	$(.68)		$(.64)	$(1,11)		$(1.26)

Number of weighted average common shares outstanding	8,391,244		8,391,244	8,391,244		8,391,244

(A)	Includes $300 gain on sale of idle property, plant and equipment.
(B)	Includes $462 gain on sale of idle property, plant and equipment.
(C)	Includes $1,411 gain on sale of idle property, plant and equipment.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	February 28, (Unaudited)
	2014	2013
ASSETS
Cash, restricted cash and temporary cash investments	$7,275	$16,258
Accounts receivable	15,195	13,714
Note receivable, current	49	46
Inventories	11,234	10,340
Worker’s compensation security deposit	2,597	2,402
Other current assets	383	781

Total Current Assets	36,733	43,541
Note receivable, long-term	1,594	1,643
Property, Plant and Equipment, net	17,015	19,039
Other Assets	6,388	6,165

Total Assets	$61,730	$70,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,793	$3,560
Accrued liabilities	13,932	13,244

Total Current Liabilities	17,725	16,804

Other Deferred Liabilities	7,658	7,978

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	96,851	106,110
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	36,347	45,606

Total Liabilities and Shareholders’ Equity	$61,730	$70,388